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                                                                   EXHIBIT 10.30

                   MERCHANDISING, PROCUREMENT, DISTRIBUTION,
                           AND FULFILLMENT AGREEMENT


     This Merchandising, Procurement, Distribution, and Fulfillment Agree ment ("Agreement") is made effective as of the 31st day of December, 1999 (the "Effective Date") by and between PETsMART, Inc., a Delaware corporation having its address at 19601 N. 27th Avenue, Phoenix, AZ 85027, and its affiliates ("PETsMART"), and PETsMART.com, Inc., a Delaware corporation having its address at 35 Hugus Alley, Suite 210, Pasadena, CA 91103 ("PETsMART.com").

                                    Recitals

A. PETsMART.com wishes to sell companion-animal-related products to consumers and to make related information available to consumers online via an e-commerce website to be operated by PETsMART.com.

B. PETsMART.com desires to establish a relationship with PETsMART to provide procure ment, ordering, distribution and fulfillment services for PETsMART.com's e-commerce site for the sale of companion-animal-related products to consumers.

C. PETsMART currently operates a catalog fulfillment center near Rochester, New York, which provides similar services for PETsMART's catalog operations, R.C. Steele, Pedigrees, Pet Professional Direct (formerly known as Groomer Direct), National Bridle, State Line Tack, and Wiese, and for PETsMART's e-commerce websites, statelinetack.com, nationalbridle.com, and Wiese.com.

D. PETsMART.com desires to engage the services of PETsMART to provide such services in North America in accordance with the provisions and conditions contained in this Agreement.

E. PETsMART and PETsMART.com have previously entered into a Trademark License Agreement dated May 12, 1999 (the "Trademark Agreement"), pursuant to which PETsMART will license the use of the PETsMART trademark and the petsmart.com domain name to PETsMART.com, and are concurrently entering into a Marketing Agreement, and a Web and Content Hosting Agreement.

Now, Therefore, the parties agree as follows:

1.   Definitions.

     1.1 "Anaheim Facility" means the existing facility owned and operated by PETsMART.com located at 1835 South Lewis Street, Anaheim, California 92805.

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     1.2  "Outside Products" means SKUs offered or desired to be offered for sale by PETsMART.com but which are not Products (i.e., they are neither PETsMART Products nor PETsMART.com Unique Inventory). "Outside Products" shall not include products purchased from PETsMART Competitors, products branded with brands of retail competitors of PETsMART, but may include equine products.

     1.3 "PETsMART Catalog Fulfillment Center" means PETsMART's catalog fulfillment center, located at 1989 Transit Way, Brockport, New York 14420, or any other catalog fulfillment center operated by PETsMART in the future.

     1.4 "PETsMART Competitor" means any national competitive brand (including pet specialty retailers such as PETCO, grocers such as Safeway, discount chains such as Wal-Mart, warehouse clubs such as Sam's Club or Price Costco, and the like, but not including independently operated small boutique brands such as Three Dog Bakery). "PETsMART Competitor" also includes catalog competitors such as Doctors Foster & Smith.

     1.5 "PETsMART's Cost" means the transfer price for any Product which shall be calculated at the point of distribution by PETsMART based on PETsMART's fully loaded cost, in accordance with Exhibit A ("Activity-Based Costing") to this Agreement. [*]

     1.6 "PETsMART Forward Distribution Centers" means PETsMART's distribution centers other than the PETsMART Catalog Fulfillment Center, whether currently existing or opened during the Term, that primarily provide deliveries of consumable products to PETsMART retail stores.

     1.7 "PETsMART Products" means any non-equine product then carried by PETsMART in its retail stores or made available through its existing consumer catalogs and which PETsMART has the right to sell to PETsMART.com. "PETsMART Products" includes products sold under national brands, PETsMART's corporate or private-label brands, and any other brands, but specifically excludes equine products.

     1.8 "PETsMART Non-Catalog Products" means that subset of PETsMART Products which PETsMART then carries in its retail stores, but does not then make available through its existing catalogs or its warehouse store at the PETsMART Catalog Fulfillment Center.

     1.9 "PETsMART.com Unique Inventory" means any then-current PETsMART Non-Catalog Products, and any items that would otherwise be Outside Products but for the fact that PETsMART agrees to procure, stock, fulfill, distribute, or otherwise handle such items, intended for sale online by PETsMART.com that are (at PETsMART.com's request) stocked in inventory by PETsMART for PETsMART.com at the PETsMART Catalog Fulfillment Center or Forward Distribution Centers. "PETsMART.com Unique Inventory" shall not include products purchased from or branded by PETsMART Competitors or equine products. Items currently car-

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      WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH
      RESPECT TO THE OMITTED PORTIONS.
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ried at the warehouse store in the PETsMART Catalog Fulfillment Center will not be deemed PETsMART.com Unique Inventory.

     1.10 "Products" means PETsMART Products and PETsMART.com Unique Inventory.

     1.11 "SKU" means a stock-keeping unit of any product.

     1.12 "Website" means the e-commerce website operated by PETsMART.com at the petsmart.com domain name.

2.   Exclusivity.

     2.1 PETsMART.com: Exclusive Online Exemplification Of PETsMART. PETsMART.com shall be the exclusive online exemplification of PETsMART's physical stores and PETsMART will not market, advertise, or sell companion-animal-related products online. Notwithstanding the foregoing, PETsMART:

          (a) acknowledges that the R.C. Steele companion-animal-related products e-commerce business (rcsteele.com) will be operated by PETsMART.com;

          (b) may continue to promote and sell equine products online through its existing e-commerce businesses (e.g., nationalbridle.com and statelinetack.com), and such other equine-product e-commerce business(es) as PETsMART may commence; and

          (c) may promote and sell companion-animal-related products online directly to businesses (e.g., through an e-commerce business based on its Pet Professional Direct (formerly known as Groomer Direct) catalog). PETsMART agrees to take commercially reasonable steps (such as the steps performed in connection with its business-to-business catalog operations) to confirm that a business to which it sells such products is indeed a business.

     2.2 PETsMART Activities. PETsMART explicitly reserves the right to commence e-commerce businesses as online representations of its current Pet Professional Direct (formerly Groomer Direct), Wiese, and National Bridle catalogs. Nothing in this Agreement precludes PETsMART from providing procurement, distribution and fulfillment, customer support, third-party website administration, and other services ("Enumerated Services") on an outsourced basis to third parties selling companion-animal-related products online, (i) so long as such products or services are not marketed to consumers using the PETsMART trademark and do not include any PETsMART corporate or private-label brands, (ii) and provided PETsMART does not provide such Enumerated Services to any online retailer of companion-animal-related products whose total SKUs of companion-animal-related products exceeds 30% of its total number of SKUs offered for sale to consumers under the auspices of its Corporate identity (e.g., PETsMART could not provide the Enumerated Services to Buy.com if 30% or more of Buy.com's total SKU's offered to consumers from any Buy.com entity (such as any
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buy.home.com, buy.travel.com, buy.books.com) consists of companion-animal-
related products); and (iii) provided PETsMART shall not provide the Enumerated Services to any of the following direct competitors of PETsMART.com: Pets.com, Petopia.com, Petstore.com, Allpets.com, Petco.com, Petwarehouse.com, Petplanet.com, and online grocery stores whose primary business is food (i.e., 90% or more of its revenues are derived from food sales), such as Webvan.com and Webgrocer.com. Notwithstanding the foregoing, PETsMART may provide the Enumerated Services to its existing clients as of the Effective Date of this Agreement. PETsMART agrees to use reasonable best efforts to assist in introducing any such third party to PETsMART.com to provide PETsMART.com the opportunity to negotiate with such party to enter into a relationship with PETsMART.com to integrate the third party's online offering into the Website. PETsMART also reserves the right to place online advertisements with third parties to promote its physical retail locations and/or catalogs.

     2.3 PETsMART: Exclusive Provider To PETsMART.com. PETsMART shall be the exclusive provider to PETsMART.com of the procurement and distribution services, and the initial provider of the customer support services, set forth in this Agreement for PETsMART Products and PETsMART.com Unique Inventory during the term of this Agreement, subject to the following exceptions:

          (a) Drop-Ships. PETsMART.com may arrange for vendor-to-consumer drop ships of Products where appropriate;

          (b) Use of Anaheim Facility. PETsMART.com may ship Products to customers from the existing PETsMART.com Anaheim Facility;

          (c) Shipping of Outside Products. PETsMART.com may ship Outside Products to its customers using any non-PETsMART facility or method which PETsMART.com elects, in its sole discretion, to use; and

          (d) Shipping of Non-Catalog Product. As may be mutually agreed upon, PETsMART.com may use PETsMART Forward Distribution Centers to ship PETsMART Non-Catalog Product.

     2.4 Customer Support Services. PETsMART will be the initial provider of customer support services to PETsMART.com. Notwithstanding the foregoing, provided that PETsMART.com reimburses PETsMART for direct and actual costs identified by PETsMART as incurred in connection with providing or preparing to provide such anticipated services during the Term (including unamortized non-refundable capital investments and return on capital directly related to such services), PETsMART.com may, at its sole discretion, obtain from third parties or itself provide customer support services for Outside Products and PETsMART.com Unique Inventory instead of using PETsMART for such services.

3. Procurement. During the term of this Agreement, PETsMART will be PETsMART.com's exclusive source of procurement services (except for Outside Products).
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     3.1  Procurement In General.  PETsMART will purchase inventory in accordance with PETsMART.com's binding sales forecasts pursuant to Section 4.4 ("Sales Forecasting") below. PETsMART is only obligated to purchase product in accordance with PETsMART.com's sales forecasts, and PETsMART.com acknowledges that the inventory levels sales forecast by PETsMART.com may not always result in vendor purchase discounts, vendor purchase allowances, volume discounts, or the like.

     3.2 Procurement Of PETsMART Products. PETsMART will procure PETsMART Products for sale by PETsMART.com in accordance with PETsMART.com's binding product sales forecasts pursuant to Section 4.4 ("Sales Forecasting") below. PETsMART will use commercially reasonable efforts to consolidate its orders for PETsMART Products with PETsMART.com's. Regardless of whether such orders are consolidated or not, to the extent that it is permitted to do so under its purchase agreements with individual vendors, PETsMART will obtain for PETsMART.com purchase terms which are at least as favorable as the most favorable terms that PETsMART receives from such vendors for its own purchases of PETsMART Products under similar purchase volumes and circumstances.

     3.3 Procurement Of PETsMART.com Unique Inventory. Unless otherwise agreed by the parties, PETsMART.com must use PETsMART for procurement of any PETsMART.com Unique Inventory to be held in inventory by PETsMART for PETsMART.com. PETsMART will procure PETsMART.com Unique Inventory for sale by PETsMART.com in accordance with PETsMART.com's binding product sales forecasts pursuant to Section 4.4 ("Forecasting") below.

     3.4 Procurement of Outside Products. PETsMART shall have no obligation to provide procurement services for Outside Products, and PETsMART.com shall be responsible for all aspects of Outside Products (e.g., ownership, procurement, shipping, etc.), except for certain customer support services relating thereto which may be provided by PETsMART hereunder upon prior request by PETsMART.com as set forth below.

     3.5 Procurement of Premiums and Prizes. PETsMART.com may, but shall not be obliged, to use PETsMART for procurement of prizes and premiums associated with promotional programs operated by PETsMART.com in which PETsMART is not involved. Notwithstanding the foregoing, if procurement of such items by PETsMART.com from a PETsMART source would affect coop or rebate dollars or percentages, PETsMART.com must use PETsMART for such procurement.

4.   Sales Forecasting and Inventory.

     PETsMART Products and PETsMART.com Unique Inventory. For a fee calculated in accordance with Exhibit A ("Activity-Based Costing") to this Agreement, PETsMART.com will use PETsMART to stock inventory of PETsMART Products and PETsMART.com Unique Inventory to be sold by PETsMART.com. PETsMART will stock such PETsMART Products at
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the PETsMART Catalog Fulfillment Center or, as may be mutually agreed, at the
PETsMART Forward Distribution Center(s), unless otherwise agreed by the parties. PETsMART reserves the right not to stock certain items at its Forward Distribution Centers based on factors such as logistics, safety, legal, or other commercially reasonable criteria.

     4.1 PETsMART Non-Catalog Products. For a fee calculated in accordance with Exhibit A ("Activity-Based Costing") to this Agreement, PETsMART.com may choose for PETsMART to stock inventory of PETsMART Non-Catalog Products at the PETsMART Catalog Fulfillment Center.

     4.2 Location of Inventory. PETsMART reserves the right to stock inventory for PETsMART.com through other PETsMART facilities in addition to or instead of the PETsMART Catalog Fulfillment Center, as determined efficient, appropriate, cost-effective, and logistically feasible by PETsMART in its reasonable discretion; notwithstanding the foregoing, if such stocking outside the PETsMART Catalog Fulfillment Center, could result in additional cost or liability to PETsMART.com such stocking must be mutually agreed by the parties in advance.

     4.3 Title. Title to Products will remain with PETsMART until shipped, whether to the consumer or to PETsMART.com's Anaheim Facility. Title will transfer to PETsMART.com upon shipment and consignment to the common courier. PETsMART will not hold title to any Products which PETsMART.com holds in inventory at, orders for, or ships from PETsMART.com's Anaheim Facility.

     4.4 Sales Forecasting. From the Effective Date through May 12, 2000, PETsMART.com will comply with the requirements of this Section 4.4. During that period, PETsMART agrees not to enforce this Section 4.4 against PETsMART.com, with the sole exception of the inventory carrying cost payment provision of
Section 4.4(c) ("Adjustment Of Non-binding Sales Forecasts"). As of May 12, 2000, this provision will be in full force and effect and enforceable by PETsMART.

          (a) Sales Forecasts For Domestic, Imported and Seasonal Products. Beginning February 1, 2000, and continuing throughout the term of this Agreement, PETsMART.com will provide PETsMART with a [*] rolling product sales forecast by SKU, and will specify whether each SKU is a PETsMART Non-Catalog Product, PETsMART Product, or PETsMART.com Unique Inventory. PETsMART.com's sales forecast will be updated [*] on the [*] of each [*] and will specify PETsMART.com's requirements as follows:

              (i) for Products purchased and shipped from vendors located in the United States ("Domestic Products") for the [*] period starting
[*] after the date of the sales forecast;

              (ii) for Products purchased and shipped from vendors located outside of the United States ("Imported Products") for the [*] period starting [*] after the date of the sales forecast;


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              (iii) for Products with a holiday or seasonal focus ("Seasonal
Products") for the [ * ] period starting [ * ] after the date of the sales forecast; and

              (iv) if a vendor requires a longer sales forecast lead time than those set forth above at (i) through (iii), PETsMART will so inform PETsMART.com, and PETsMART.com will adjust the timing of its sales forecasts for the SKUs sold by such vendor to allow PETsMART to order inventory of such SKUs in compliance with the vendor's required lead time.

          (b) Binding And Non-Binding Sales Forecasts. PETsMART.com's monthly sales forecasts shall be [ * ] of the sales forecast period, and non-binding for the [ * ] (For example, PETsMART.com's [ * ] sales forecast update will set forth PETsMART.com's Domestic Products requirements for the [ * ] which sales forecast shall be binding as to [ * ] and [ * ] and PETsMART.com's Imported Product and any Seasonal Product requirements for the [ * ] of the upcoming
[ * ] which sales forecast shall be binding as to [ * ] and [ * ].)

          (c) Adjustment Of Non-Binding Sales Forecasts.   In each updated
[ * ] sales forecast, PETsMART.com may adjust any non-binding sales forecast as follows: during the [ * ] after the Effective Date, by no more than [ * ] upward or downward from the immediately preceding sales forecast; during the [ * ] by no more than [ * ] upward or downward from the immediately preceding sales forecast; and during the [ * ] and thereafter, by no more than [ * ] upward or downward from the immediately preceding sales forecast. Binding sales forecasts may not be adjusted, and inventory purchased by PETsMART based on PETsMART.com's binding sales forecasts will, upon arrival at the PETsMART Catalog Fulfillment Center, be subject to carrying cost calculated in accordance with Exhibit A ("Activity-Based Costing").

     4.5 Discontinued Products. If PETsMART discontinues any PETsMART Product SKU, PETsMART.com may choose to continue such SKU as PETsMART.com Unique Inventory.

     4.6 Excess, Overstock, and Aging Inventory. If inventory purchased by PETsMART according to a PETsMART.com binding sales forecast remains significantly undersold after [ * ], PETsMART may, using its sole discretion, declare such inventory to be "Excess Inventory" and shall so notify PETsMART.com. Upon receiving such notification, PETsMART.com will, as directed by PETsMART in PETsMART's sole discretion, reduce such inventory either by increasing its sales of such SKU (e.g., through advertising, price reductions, a clearance sale, etc.) or by providing PETsMART with instructions for the disposition of such Excess Inventory. If PETsMART.com fails to dispose of Excess Inventory within [ * ] of receiving PETsMART's notice of Excess Inventory, PETsMART may take ac-

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      RESPECT TO THE OMITTED PORTIONS.
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tions as necessary to reduce such Excess Inventory (e.g., through sale or liquidation), and PETsMART may invoice PETsMART.com for any costs associated with such inventory reduction, calculated in accordance with Exhibit A ("Activity-Based Costing").

5.   Customer Order Processing.

     5.1 Online Orders: Processing. At the request of PETsMART.com, PETsMART will receive orders and, subject to PETsMART.com's review and acceptance, process credit card payments in connection therewith (using PETsMART.com's account). PETsMART.com will bear the risk of collecting all monies from customers for orders processed through PETsMART. PETsMART will not be responsible for processing of any orders for Outside Products. PETsMART will provide other customer support services as set forth in Section 5.3 ("Other Customer Support Services") below.

     5.2 Telephone Or Facsimile Orders. PETsMART.com may implement customer order telephone or facsimile numbers which, as set forth in the Joint Marketing and Cooperation Agreement, shall be publicized only on the Website. In the event that PETsMART.com implements such a telephone number, the parties will cooperate in the design and implementation of the telephone or facsimile order service. The telephone or facsimile service shall serve as a conduit for the receipt of online orders, in that PETsMART telephone customer service representatives ("CSRs") will receive and input such orders online through the Website, which orders shall be subject to PETsMART.com's review and acceptance. If the Website is unavailable to PETsMART's CSRs, the CSRs will take orders, process credit card transactions (using PETsMART.com's account), and advise customers of the possibility that SKUs ordered by the customer may be out of stock.

     5.3 Other Customer Support Services. PETsMART will provide other customer support services via email and telephone as mutually agreed by the parties, such as order status inquiries, product inquiries, and return and refund inquiries, in accordance with the standards set forth at Exhibit B ("Customer Service Standards"). PETsMART will provide customer support services with regard to Outside Products upon request by PETsMART.com, provided that PETsMART.com provides reasonable advance notice.

     5.4 Fulfillment. If PETsMART does not have sufficient inventory of a Product SKU to meet PETsMART.com's and PETsMART's forecasted needs for that SKU, and orders accepted by PETsMART.com and PETsMART exceed PETsMART's inventory of that SKU, PETsMART will allocate available inventory as follows:

          (a) Until May 12, 2000, PETsMART will give reasonable priority (in PETsMART's discretion) to orders accepted by PETsMART.com over those accepted by PETsMART;

          (b) After May 12, 2000, PETsMART will allocate available inventory [*]


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If orders accepted by PETsMART.com for an SKU exceed PETsMART.com's binding sales forecast for that SKU, [*]

6. Distribution and Delivery. PETsMART will provide pick, pack and ship services for Products through the PETsMART Catalog Fulfillment Center and, as may be agreed, the PETsMART Forward Distribution Center(s), except that PETsMART may reasonably refuse to stock any PETsMART Non-Catalog Product if such stocking would be commercially unreasonable for PETsMART. PETsMART.com will be solely responsible for such distribution and delivery of Outside Products unless otherwise agreed to by the parties. Unless otherwise agreed by the parties, PETsMART.com shall handle all customer returns and any related customer adjustments.

     6.1 Delivery of PETsMART Non-Catalog Products. PETsMART and PETsMART.com will mutually determine a process for delivery of orders for PETsMART Non-Catalog Products in the most cost-effective manner possible, which may include shipments from PETsMART Forward Distribution Centers as agreed by the parties, subject to the con straints set forth in Section 2.3(d) ("Shipping of Non-Catalog Product").

     6.2 Method of Delivery. PETsMART will provide delivery services through standard UPS ground shipping, United States Postal Service (first class and parcel post), a reputable overnight or two-day delivery service, or other commercial carriers, as directed by PETsMART.com. Customers may choose their method of delivery from those offered at the Website, and PETsMART will use the method of delivery chosen by the customer. PETsMART.com will make commercially reasonable efforts to ensure that the Website notifies customers of available delivery options and that customer orders for such delivery options are immediately transmitted to PETsMART (or, for Outside Products, to PETsMART.com); absent notification of customer selection of delivery option, PETsMART will use a mutually agreed upon default delivery option (or, if there is no such default, such option as PETsMART deems reasonable).

     6.3  Personalization and Gift-Wrapping Services.

          (a) Services Offered. For fees calculated in accordance with Exhibit A ("Activity-Based Costing") to this Agreement, PETsMART will provide the same product personalization services for Products as PETsMART currently offers through its catalog operations. PETsMART may apportion, in its discretion, performance of personalization services between orders placed through the Website and orders placed through PETsMART's catalog operations. PETsMART will use its best efforts to provide gift-wrapping services for Products by no later than March 30, 2000, provided that PETsMART.com provides sufficient advance notice regarding what services it desires to have available for which Product SKUs. To the extent that de-


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mand through the Website leads PETsMART to increase the volume or kinds of personalization services performed, PETsMART may recoup its additional cost, calculated in accordance with Exhibit A ("Activity-Based Costing").

          (b) Performance of Services. Customers may choose their method of product personalization and/or gift wrapping services from those offered at the Website, and PETsMART will provide the service chosen by the customer. PETsMART.com will make commercially reasonable efforts to ensure that the Website notifies customers of available personalization and/or gift-wrapping options and that customer orders for such personalization and/or gift-wrapping options are immediately transmitted to PETsMART; if such orders are not transmitted to PETsMART, PETsMART shall proceed in accordance with a mutually agreed upon default option (or, if no such default exists, then as PETsMART deems reasonable). Because of the additional lead time involved in performance of personalization and gift-wrapping services, such services will not be subject to the customer service standards set forth in this Agreement at Section 9 ("Service Standards") and Exhibit B ("Customer Service Standards"). PETsMART.com will be solely responsible for delivery, personalization, and gift-wrapping of Outside Products.

7. Office Space Rental and Related Services. For fees calculated in accordance with Exhibit A ("Activity-Based Costing"), during the term of this Agreement and at PETsMART's sole discretion, PETsMART will make available reasonable office space, office facilities (including, but not limited to, computers, furniture, telephone service, and mail service), for up to eighteen
(18) employees of PETsMART.com at PETsMART's Phoenix, Arizona headquarters. The number of such employees may be increased upon written approval of PETsMART's chief executive officer. Such employees shall be issued special identification badges by PETsMART and shall conform to normal rules of conduct and to PETsMART's policies with respect to use of the facility, as communicated from time to time, but shall at all times remain the employees (or consultants, as applicable) of PETsMART.com.

8.   Payment.

     8.1 Products. PETsMART will invoice PETsMART.com for the products and services described herein and provided hereunder, on or before the tenth (10th) day after the end of each month for PETsMART's Cost (calculated in accordance with Exhibit A ("Activity-Based Costing")), and PETsMART.com shall pay such invoice by wire transfer on or before the tenth day after receipt of such invoice.

     8.2  Taxes.

          (a) Indemnity. PETsMART.com shall be liable for, and shall indemnify, defend, and hold harmless PETsMART from and against, all "Indemnifiable Taxes," as defined in this Section 8.2(a). For the purposes of this Section 8.2, "Taxes" shall mean all taxes (other than taxes based on PETsMART's income), fees, duties, and other governmental charges (including any taxes, fees, duties, or other governmental charges imposed on a third party that PETsMART is required to withhold or collect) and any interest, additions to tax, or penalties related thereto.
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For the purposes of this Section 8.2, "Indemnifiable Taxes" shall mean all Taxes incurred with respect to goods or services provided by either PETsMART or PETsMART.com pursuant to this Agreement and all reasonable out-of-pocket attorneys' fees and other reasonable out-of-pocket expenses, including court costs, associated with the resolution of any Contest (as defined below) with respect to such Taxes.

          (b) Notice. If PETsMART is made aware as part of an audit or other administrative proceeding related to Taxes (a "Contest"), that a taxing authority is asserting a claim for Indemnifiable Taxes, then PETsMART shall promptly notify PETsMART.com of such claim in writing.

          (c) Control. PETsMART shall permit PETsMART.com, at PETsMART.com's own cost and expense, to control that portion of the Contest related to Indemnifiable Taxes; provided, however, that PETsMART.com's control must not unreasonably interfere with the remaining portion of the Contest. In the event that PETsMART.com does not reasonably contest the imposition of Taxes on PETsMART, PETsMART may assume control of the portion of the Contest attributable to Indemnifiable Taxes at PETsMART.com's reasonable expense. PETsMART.com may re-assume control of that portion of the Contest related to Indemnifiable Taxes at any time.

          (d) Settlement. PETsMART shall not settle or otherwise compromise any portion of a Contest related to Indemnifiable Taxes without the prior written consent of PETsMART.com, which consent shall not be unreasonably withheld. PETsMART.com must inform PETsMART of all terms of any proposed settlement prior to settling that portion of the Contest related to Indemnifiable Taxes and, if PETsMART objects to PETsMART.com entering into such settlement, PETsMART.com shall pay to PETsMART the amount that would be payable by PETsMART.com under this Section 8.2 if such settlement were entered into, and upon payment of such amount, any liability of PETsMART.com under this Section 8.2 shall terminate for the portion of the Indemnifiable Taxes that would have been settled.

          (e) Consistency. PETsMART shall not take any position that Indemnifiable Taxes may be due and owing without the prior consent of PETsMART.com which consent may not be unreasonably withheld. PETsMART shall not take any action that could result in any taxing authority asserting a claim subject to indemnification hereunder. For purposes of this section 8.2(e), a position or action shall not be a breach of this section unless such action or position is (i) part of a course of conduct, (ii) a significantly frequent practice, or (iii) intentional.

          (f) Powers of Attorney. PETsMART shall execute any powers-of-attorney or similar documents necessary for PETsMART.com to control the portion of a Contest related to Indemnifiable Taxes.

          (g) Information. PETsMART.com shall promptly notify PETsMART of material developments in that portion of a Contest that is controlled by PETsMART.com.

          (h) Cooperation. PETsMART.com and PETsMART shall provide, or cause to be provided, to each other, the assistance of officers, employees, representatives and affiliates, or such assistance as may reasonably be requested by the other party in connection with the portion of the Contest related to Indemnifiable Taxes. The requesting party shall reimburse the other party for the reasonable out-of-pocket cost of such other party making the assistance of such persons available. The parties shall use reasonable best efforts to make available persons no longer employed. PETsMART.com and PETsMART shall retain, or cause to be retained, for so long as any taxable year in which this Agreement is in effect shall remain open for adjustments, any records or information related to Indemnifiable Taxes; provided however, that PETsMART shall not be required to retain, or cause to be retained, records and information that PETsMART.com maintains in the ordinary course of PETsMART.com's operations. PETsMART shall, in the case of any particular calendar year, be responsible for costs of retaining any records or information related to Indemnifiable Taxes for the ten year period following such calendar year and, thereafter, any such costs shall be borne equally by each of PETsMART and PETsMART.com. With reasonable notice, any records or information so retained shall be made available to the requesting party in a commercially reasonable manner. The requesting party shall reimburse the other party for such party's reasonable out-of-pocket costs, including without limitation, copying costs, reasonably incurred in making such records or information available. In addition, the requesting party shall enter into reasonable non-disclosure and use agreements that limit the use of the records and the information contained therein by the requesting party to use only in the particular Contest.

          (i) Non-Compliance. If PETsMART fails to comply substantially with any of the provisions set forth in this Section 8.2, PETsMART.com shall be relieved of any obligation under this Section 8.2 to the extent of any actual prejudice suffered by PETsMART.com as a result of such failure.

     8.3 Audits. PETsMART.com will have the right, during normal business hours and upon at least thirty (30) days' prior notice, to have a nationally recognized independent accounting firm selected by PETsMART.com and reasonably acceptable to PETsMART audit PETsMART's records related to the cost components set forth in Exhibit A ("Activity-Based Costing") in order to verify that PETsMART.com has paid to PETsMART the correct amounts paid under this Agreement. The audit will be conducted at PETsMART.com's expense and no more than once in any twelve month period during the term of this Agreement. In the event of a discrepancy, PETsMART shall reimburse PETsMART.com or PETsMART.com shall pay PETsMART, the applicable amount as the case may be; in the event of a discrepancy of at least five percent (5%) in PETsMART.com's favor, PETsMART shall reimburse PETsMART.com its costs of audit. Any confidential information of PETsMART disclosed to PETsMART.com or the independent accounting firm in the course of the audit will be subject to the confidentiality terms set forth in
Section 11 ("Confidential Information") of this Agreement.

     8.4 Late Payment. PETsMART.com will pay interest on late payments at the rate of one and one-half percent (1.5%) per month or the highest interest rate allowed, whichever is lower.

     8.5 Adjustment. As set forth throughout this Agreement, all costs and fees PETsMART charges PETsMART.com for services and products provided by PETsMART to PETsMART.com pursuant to this Agreement are to be calculated in accordance with Exhibit A ("Activity-Based Costing"). During the term of this Agreement, PETsMART reserves the right to adjust Exhibit A ("Activity-Based Costing") as may be necessary to achieve the objective of more accurately reflecting PETsMART's actual costs.

9. Service Standards. The services provided by PETsMART under this Agreement will conform to the standards set out in Exhibit B ("Customer Service Standards").

10.  Warranty.

     10.1 Representations and Warranties. Each party represents and warrants that it has the authority to enter into this Agreement, and to perform all of its obligations hereunder. Each party further represents and warrants that it has the capacity to perform all of its obligations hereunder.

     10.2 Disclaimer of Warranties. EXCEPT AS SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRAN TIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.  Confidential Information.

     11.1 Confidential Information. Each party (the "Disclosing Party") may from time to time during the term of this Agreement disclose to the other party (the "Receiving Party") certain information regarding the Disclosing Party's business, including technical, marketing, financial, employees, planning, and other confidential or proprietary information ("Confidential Information").
The Disclosing Party will mark all Confidential Information in tangible form as "confidential" or "proprietary" or with a similar legend. The Disclosing
Party will identify all Confidential Information disclosed orally as confidential at the time of disclosure and provide a written summary of such Confidential Information to the Receiving Party within thirty (30) days after such oral disclosure. Regardless of whether so marked or identified, however, any information that the Receiving Party knew or should have known, under the circumstances, was considered confidential or proprietary by the Disclosing Party, will be considered Confidential Information of the Disclosing Party.

     11.2 Protection of Confidential Information. The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to those employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less re-strictive than the Receiving Party's duty hereunder. The Receiving Party will protect the Disclosing Party's Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

     11.3 Exceptions. The Receiving Party's obligations under Section 11.2 ("Protection of Confidential Information") with respect to any Confidential Information of the Disclosing Party will terminate if and when the Receiving Party can document that such information: (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) was disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party's Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, (ii) necessary for the Receiving Party to enforce its rights under this Agreement in connection with a legal proceeding; or (iii) required by law or by the order of a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party's reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

     11.4 Return of Confidential Information. The Receiving Party will return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party's possession or control promptly upon the written request of the Disclosing Party on the expiration or termination of this Agreement, whichever comes first. At the Disclosing Party's request, the Receiving Party will certify in writing that it has fully complied with its obligations under this Section.

     11.5 Confidentiality of Agreement. Neither party will disclose any financial and/or costing or payment terms of the Agreement to anyone other than its attorneys, accountants and other professional advisors under a duty of confidentiality except (a) as required by law; (b) pursuant to a mutually agreeable press release; (c) in connection with a proposed merger, financing or sale of such party's business, provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other party to this Agreement.

12.  Limitation of Liability; Indemnity.

     12.1 Limitation of Liability. Neither party shall be liable to the other for any indirect, incidental, special or consequential damages, or for any loss of profits or loss of revenue, or failure to realize expected savings for any services performed by such party pursuant to this Agreement. Except for each party's obligations pursuant to Section 12.2 ("Indemnity"), each party's maximum liability for any damages whatsoever to the other party arising out of this Agreement shall be the amount paid or owed by PETsMART.com to PETsMART hereunder.

     12.2 Indemnity.

          (a) By PETsMART. PETsMART agrees to defend, indemnify, and hold harmless PETsMART.com from and against any claims, suits, losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) brought by third parties to the extent such claim results from or relates to (i) violation of any applicable law or regulation arising from a PETsMART Product;
(ii) injury to or violation of, the rights of a third party, arising from a PETsMART Product; (iii) violation of any applicable law or regulation by PETsMART in the performance of its obligations hereunder; or (iv) injury to or violation of the rights of a third party by PETsMART in the performance of its obligations hereunder.

          (b) By PETsMART.com. PETsMART.com agrees to defend, indemnify, and hold harmless PETsMART from and against any claims, suits, losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) brought by third parties to the extent such claim results from or relates to (i) violation of any applicable law or regulation arising from an Outside Product (or any item which would be an Outside Product but for the fact that PETsMART agrees to procure, stock, fulfill, distribute, or otherwise handle such item;
(ii) injury to or violation of, the rights of a third party, by an Outside Product (or any item which would be an Outside Product but for the fact that PETsMART agrees to procure, stock, fulfill, distribute, or otherwise handle such item; (iii) violation of any applicable law or regulation by PETsMART.com in the performance of its obligations hereunder; or (iv) injury to or violation of the rights of a third party by PETsMART.com in the performance of its obligations hereunder.

          (c) Mechanics. Each party's (the "Indemnifying Party") obligation to indemnify under this Section 12.2 is conditioned on the party seeking indemnity (the "Indemnified Party") (i) giving the Indemnifying Party written notice of the relevant claim, (ii) cooperating with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) giving the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have the right to participate in the defense at its expense.

13. Dispute Resolution. PETsMART and PETsMART.com are implementing this Agreement in good faith. However, should either party believe that the other party is in breach of this Agreement, the parties shall attempt in good faith to resolve any dispute arising out of or relating thereto promptly by negotiations. All negotiations at all levels pursuant to this Section 13 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence. Each party shall bear its own expenses in connection with such negotiations.

     13.1 Notice And Cure.   Except in the case of expedited arbitration under
Section 13.2(c), either party (the "Non-Breaching Party") may give the other party (the "Breaching Party") written notice of any material breach. The Breaching Party shall then have thirty (30) days to cure the material breach. If the Breaching Party does not effect a cure to the Non-Breaching Party's satisfaction, the chief executive officers of the parties shall, within the following fifteen (15) days, confer in good faith for the purpose of satisfactorily resolving the material breach.

     13.2 Arbitration.

          (a) Arbitrators. No later than March 15, 2000, the parties will jointly select a list of at least three, and no more than six, arbitrators (the "Panel") from whom arbitrator(s) shall be selected to resolve any disputes.

          (b) In General. If a resolution satisfactory to the Non-Breaching Party is not achieved within the fifteen-day period set forth in Section 13.1, the parties agree promptly to submit the dispute to binding arbitration before an arbitrator selected from the Panel, such arbitration to be held in the city of the defending party's home offices under the then-existing rules for commercial disputes of the American Arbitration Association. Each party irrevocably submits to the jurisdiction and venue set forth in this Section 13.2(b).

          (c) Expedited. The parties agree and acknowledge that certain disputes may require more immediate resolution than set forth in Section 13.2(b). If the Non-Breaching Party claims that the Breaching Party has breached Sections 2.3 ("PETsMART Exclusive Provider to PETsMART.com"), 4.6 ("Excess, Overstock, and Aging Inventory"), 5.4 ("Fulfillment"), 6 ("Distribution and Delivery"), 6.1 ("Delivery of PETsMART Non-Catalog Product"),
6.2 ("Method of Delivery"), 8.1 ("Products"), 9 ("Service Standards"), or 14.3(b) ("Inventory Repurchase") and that such breach substantially interferes with the Non-Breaching Party's ability to conduct its business, the Non-Breaching Party may give notice of expedited arbitration. Within fifteen (15) days of notice of expedited arbitration, executive representatives from each party shall meet and confer in good faith to resolve the dispute. If the parties remain unable to resolve the dispute, the parties will contact the first arbitrator on the Panel (or, if unavailable, successive arbitrators until one is available), which arbitrator shall conduct an expedited arbitration within the next twenty-one (21) days and shall render a binding opinion within three (3) business days after the conclusion of the expedited arbitration.

14.  Term and Termination.

     14.1 Term. The initial term shall commence on the Effective Date of this Agreement, and shall expire on the fifth anniversary of the Effective Date of this Agreement (the "Term"), and shall thereafter automatically continue for two successive one-year terms unless either party provides notice of non-renewal at least one hundred eighty (180) days before the expiration of the then-current term (which may be the Term or a successor term). Following the Term, PETsMART.com may terminate this Agreement, without cause, with one hundred twenty (120) days' prior written notice to PETsMART. If either party notifies the other of non-renewal before expiration of any term, both parties shall continue to be bound by all of the terms of this Agreement, and PETsMART.com shall continue to sell PETsMART Products in accordance with the terms of this Agreement for a transition period of one hundred twenty (120) days (the "Transition Period") after the expiration of the then-current term. This Agreement shall automatically expire on the final day of the Transition Period, unless renewed before that date.

     14.2 Termination for Breach.

          (a) By PETsMART. PETsMART shall have the right to terminate this Agreement in the event PETsMART.com materially breaches any term of this Agreement and fails to cure such breach in the course of the dispute resolution procedures set forth above at Section 13 ("Dispute Resolution").

          (b) By PETsMART.com. PETsMART.com may terminate this Agreement, or any portion hereof, only after an arbitrator first determines (i) that PETsMART is in material breach and such material breach substantially affects PETsMART.com's ability to conduct its business, (ii) which aspects of the Agreement PETsMART.com may terminate, and (iii) which unamortized or committed costs, commitments, expenses, or other liabilities incurred in connection with PETsMART's provision of products and services to PETsMART.com hereunder shall be reimbursed by PETsMART.com to PETsMART.

     14.3 Effect of Termination.

          (a) Survival. Sections 1 ("Definitions"), 8 ("Payment"), 10 ("Warranty"), 11 ("Confidential Information"), 12 ("Limitation of Liability; Indemnity"), 13 ("Dispute Resolution"), 14 ("Term and Termination"), and 15 ("General Provisions") shall survive termination of this Agreement.

          (b) Inventory Repurchase. Upon the expiration or termination of this Agreement for any reason, PETsMART shall submit to PETsMART.com within ten (10) days a summary of the number and type of Products on order or held in stock by PETsMART for PETsMART.com based on PETsMART.com's sales forecasts, including PETsMART.com Unique Inventory and PETsMART Products (including PETsMART Non-Catalog Products), and PETsMART.com shall purchase all PETsMART.com Unique Product inventory from PETsMART at PETsMART's Cost, plus shipping and insurance at PETsMART.com's expense, within ten (10) days following receipt of such notice.

15.  General Provisions.

     15.1 Governing Law and Venue. This Agreement will be governed and construed in accordance with the laws of the State of California as such laws apply to contracts between California residents performed entirely within California without giving effect to principles of conflicts of laws.

    15.2 Force Majeure. Any party's delay in the performance of any duties or obligations under this Agreement (except the payment of money owed) (including, but not limited to, PETsMART's compliance with the standards set forth on Exhibit B ("Customer Service Standards")) will not be considered a breach of this Agreement if such delay is caused by a labor dispute, shortage of materials, fire, earthquake, flood or any other event beyond the control of the party, provided that the party uses reasonable efforts, under the circumstances,
(a) to notify the other party of the circumstances causing the delay and (b) to resume performance as soon as possible.

     15.3 Subcontracting.   PETsMART may perform its obligations through the use
of PETsMART-selected independent contractors; provided, however, that PETsMART shall not be relieved of its obligations under this Agreement by the use of such contractors.

     15.4 Notices. Any notices given under this Agreement shall be in writing and shall be delivered to the addresses set forth below the signatures of the parties or at such other address as the party shall specify in writing. Notices shall be deemed effectively given: (a) upon five (5) days after being sent by certified or registered mail, postage prepaid, return receipt requested; (b) upon he next business day after being sent overnight by U.S. Express Mail or by a major U.S. express document courier; or (c) upon receipt of confirmation following transmission by a facsimile machine if sent on a business day during business hours (otherwise, deemed received six hours after the beginning of the next business day).

     15.5 No Assignment. Except as permitted by Section 15.3 ("Subcontracting"), PETsMART may not assign its rights or delegate its duties without PETsMART.com's prior written consent in PETsMART.com's sole discretion. PETsMART.com may assign, transfer, delegate or grant all or any part of its rights pursuant to this Agreement to any person or entity. Any assignment or delegation in violation of this Section shall be void and of no effect. Subject to the prohibitions against assignment contained herein, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

     15.6 Severability; Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The waiver by any party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

     15.7 Headings. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope, intent, or extent of the section or in any way affect this Agreement.

     15.8 Independent Contractors; No Agency. The parties to this Agreement are independent contractors, and no agency, partnership, joint venture, or employee-employer is intended or created by this Agreement. Neither party is the agent of the other, and neither party shall have the power to obligate or bind the other party. Personnel supplied by each party shall work exclusively for that party, and shall not, for any purpose, be considered employees or agents of the other party, and each party assumes full responsibility for the acts of personnel supplied by it while performing services hereunder and, with regard to any personnel supplied by it, each party shall be solely responsible for their supervision, direction and control, compensation, benefits, and taxes.

     15.9 Entire Agreement. This Agreement, including the Exhibits attached hereto, sets forth the entire understanding and agreement between the parties regarding the subject matter of this Agreement, and supersedes any and all oral or written agreements or understandings between the parties as to that subject matter. It may be changed only by a writing signed by both parties. Neither party is relying upon any warranties, representations, assurances, or inducements not expressly set forth herein.

     In Witness Whereof, each of the parties hereto have executed this Agreement as of the date first written above.


PETsMART.com:                               PETsMART:


  /s/ Tom McGovern                              /s/ Philip L. Francis
----------------------------------        --------------------------------------
By:      Tom McGovern                     By:      Philip L. Francis
Title:   President and CEO                Title:   President and CEO
Address: 53 Hugus Alley, Suite 210        Address: 19601 North 27th Avenue
         Pasadena, CA 91103                        Phoenix, AZ 85207
Fax:     (626) 817-7101                   Fax:     (623) 580-6513

List of Exhibits:

A - Activity-Based Costing
B - Customer Service Standards

                                                                       EXHIBIT A
                                                                       ---------


                       FULFILLMENT ACTIVITY BASED COSTING



[*]




[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                                                       EXHIBIT B
                                                                       ---------


                      PETsMART CUSTOMER SERVICE STANDARDS

Overall: PETsMART's ability to meet any customer service standard depends on the variance between projected and actual customer volume.

Customer Order Processing Service Standards.

PETsMART CSRs will meet the following standards (applied as a monthly average) for answer ing telephone calls to the Website customer service telephone number:

  .  [*] answered within [*] seconds and less than [*] abandon call rate.

  . [*] of all calls will be coded as to the source/nature of the call (e.g., order taking, order status, site problem, etc.)

PETsMART CSRs will meet the following standards (applied as a monthly average) for respond ing to emailed customer inquiries.

  . [*] personal contact (e.g., automatic email response) within [*] by March 2000.

  .  [*] resolved within [*].

Merchandise "In Stock" Availability.

  . Key Items merchandise, as mutually agreed upon from time to time (so-called "A" items) will be "in stock" and will have a [*] fulfillment rate measured in line items calculated on a monthly average.

  . All other items (so-called "B" items) will have a [*] fulfillment rate measured in line items calculated on a monthly average.

Fulfillment.

PETsMART will meet the following fulfillment service rates (applied as a monthly average) for in-stock inventory (except for personalization and gift-wrapping):

  . [*] fulfillment rate measured in line items, shipped within [*] of PETsMART Direct's computers' receipt of complete and accurate order.


                                       2

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

  . [*] fulfillment rate measured in line items, shipped within [*] of PETsMART Direct's computers' receipt of complete and accurate order.


                                       3

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.